PART II
Exhibit 99.4
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Clear Channel Outdoor Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income (loss), changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated May 3, 2018 expressed an adverse opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2005.
San Antonio, Texas
May 3, 2018, except for Note 1, 2 and 13, as to which the date is December 21, 2018

CONSOLIDATED BALANCE SHEETS
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31,	December 31,
	2017	2016
CURRENT ASSETS
Cash and cash equivalents	$144,119	$531,537
Accounts receivable, net of allowance of $22,487 in 2017 and $22,398 in 2016	659,463	593,070
Prepaid expenses	111,876	111,569
Assets held for sale	—	55,602
Other current assets	58,714	39,199
Total Current Assets	974,172	1,330,977
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,180,882	1,196,676
Other property, plant and equipment, net	214,147	216,157
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	977,152	960,966
Other intangibles, net	273,862	299,617
Goodwill	714,043	696,263
OTHER ASSETS
Due from iHeartCommunications, net of allowance of $855,648 in 2017 and $0 in 2016	211,990	885,701
Other assets	124,534	122,013
Total Assets	$4,670,782	$5,708,370
CURRENT LIABILITIES
Accounts payable	$87,960	$86,870
Accrued expenses	509,801	480,872
Deferred income	59,178	67,005
Current portion of long-term debt	573	6,971
Total Current Liabilities	657,512	641,718
Long-term debt	5,266,153	5,110,020
Deferred tax liability	321,442	642,013
Other long-term liabilities	283,969	261,931
Commitments and contingent liabilities (Note 6)
STOCKHOLDERS’ DEFICIT
Noncontrolling interest	157,040	144,174
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, par value $.01 per share, authorized 750,000,000 shares, issued 49,955,300 and 47,947,123 shares in 2017 and 2016, respectively	500	479
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	3,108,148	3,432,121
Accumulated deficit	(4,781,245)	(4,136,897)
Accumulated other comprehensive loss	(340,094)	(386,233)
Cost of shares (946,415 in 2017 and 633,851 in 2016) held in treasury	(5,793)	(4,106)
Total Stockholders’ Deficit	(1,858,294)	(947,312)
Total Liabilities and Stockholders’ Deficit	$4,670,782	$5,708,370
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands, except per share data)	Years Ended December 31,
	2017	2016	2015
Revenue	$2,588,702	$2,679,822	$2,806,204
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,409,767	1,418,319	1,485,835
Selling, general and administrative expenses (excludes depreciation and amortization)	499,213	515,421	527,821
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	116,523
Depreciation and amortization	325,991	344,124	375,962
Impairment charges	4,159	7,274	21,631
Other operating income (expense), net	26,391	354,688	(4,824)
Operating income	232,285	631,936	273,608
Interest expense, net	379,701	375,029	355,917
Interest income on Due from iHeartCommunications	68,871	50,309	61,439
Loss on Due from iHeartCommunications	(855,648)	—	—
Gain (loss) on investments, net	(1,045)	531	—
Equity in loss of nonconsolidated affiliates	(990)	(1,689)	(289)
Other income (expense), net	29,800	(70,682)	12,387
Income (loss) before income taxes	(906,428)	235,376	(8,772)
Income tax benefit (expense)	280,218	(77,499)	(49,943)
Consolidated net income (loss)	(626,210)	157,877	(58,715)
Less amount attributable to noncontrolling interest	18,138	22,807	24,629
Net income (loss) attributable to the Company	$(644,348)	$135,070	$(83,344)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	43,341	23,357	(112,782)
Unrealized holding gain (loss) on marketable securities	(414)	(576)	553
Other adjustments to comprehensive income (loss)	6,720	(11,814)	(10,266)
Reclassification adjustments	5,441	46,730	808
Other comprehensive income (loss)	55,088	57,697	(121,687)
Comprehensive income (loss)	(589,260)	192,767	(205,031)
Less amount attributable to noncontrolling interest	8,949	(8,038)	(10,885)
Comprehensive income (loss) attributable to the Company	$(598,209)	$200,805	$(194,146)
Net income (loss) attributable to the Company per common share:
Basic	$(1.78)	$0.37	$(0.23)
Weighted average common shares outstanding – Basic	361,141	360,294	359,508
Diluted	$(1.78)	$0.37	$(0.23)
Weighted average common shares outstanding – Diluted	361,141	361,612	359,508
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT OF
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands, except share data)				Controlling Interest
	Class A Common Shares Issued	Class B Common Shares Issued	Non-controlling Interest	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balances at December 31, 2014	45,231,282	315,000,000	$197,294	$3,602	$4,167,491	$(4,188,623)	$(341,166)	$(1,192)	$(162,594)
Net income (loss)	—	—	24,629	—	—	(83,344)	—	—	(58,715)
Exercise of stock options and other	1,429,832	—	—	15	3,783	—	—	(912)	2,886
Share-based payments	—	—	—	—	8,502	—	—	—	8,502
Dividends and other payments to noncontrolling interests	—	—	(30,870)	—	—	—	—	—	(30,870)
Dividends declared and paid ($0.6026/share)	—	—	—	—	(217,796)	—	—	—	(217,796)
Other	—	—	1,701	—	(64)	—	—	—	1,637
Other comprehensive loss	—	—	(10,885)	—	—	—	(110,802)	—	(121,687)
Balances at December 31, 2015	46,661,114	315,000,000	$181,869	$3,617	$3,961,916	$(4,271,967)	$(451,968)	$(2,104)	$(578,637)
Net income	—	—	22,807	—	—	135,070	—	—	157,877
Exercise of stock options and other	1,286,009	—	—	12	624	—	—	(2,002)	(1,366)
Share-based payments	—	—	—	—	10,291	—	—	—	10,291
Disposal of noncontrolling interest			(36,846)						(36,846)
Dividends and other payments to noncontrolling interests	—	—	(16,917)	—	—	—	—	—	(16,917)
Dividends declared and paid ($1.4937/share)	—	—	—	—	(540,034)	—	—	—	(540,034)
Other	—	—	1,299	—	(676)	—	—	—	623
Other comprehensive income (loss)	—	—	(8,038)	—	—	—	65,735	—	57,697
Balances at December 31, 2016	47,947,123	315,000,000	$144,174	$3,629	$3,432,121	$(4,136,897)	$(386,233)	$(4,106)	$(947,312)
Net income	—	—	18,138	—	—	(644,348)	—	—	(626,210)
Exercise of stock options and other	2,008,177	—	—	21	198	—	—	(1,687)	(1,468)
Share-based payments	—	—	931	—	8,659	—	—	—	9,590
Disposal of noncontrolling interest	—	—	(2,439)	—	—	—	—	—	(2,439)
Dividends and other payments to noncontrolling interests	—	—	(12,010)	—	—	—	—	—	(12,010)
Dividends declared and paid ($0.9171/share)	—	—	—	—	(332,498)	—	—	—	(332,498)
Other	—	—	(703)	—	(332)	—	—	—	(1,035)
Other comprehensive income	—	—	8,949	—	—	—	46,139	—	55,088
Balances at December 31, 2017	49,955,300	315,000,000	$157,040	$3,650	$3,108,148	$(4,781,245)	$(340,094)	$(5,793)	$(1,858,294)
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$(626,210)	$157,877	$(58,715)
Reconciling items:
Impairment charges	4,159	7,274	21,631
Depreciation and amortization	325,991	344,124	375,962
Deferred taxes	(311,085)	32,025	5,902
Provision for doubtful accounts	6,740	10,659	13,384
Amortization of deferred financing charges and note discounts, net	10,527	10,572	8,770
Share-based compensation	9,590	10,291	8,502
Gain on disposal of operating and other assets	(29,347)	(363,485)	(5,468)
Loss on Due from iHeartCommunications	855,648	—	—
(Gain) loss on investments	1,045	(531)	—
Equity in loss of nonconsolidated affiliates	990	1,689	289
Foreign exchange transaction (gain) loss	(29,563)	69,599	(14,790)
Other reconciling items, net	(4,710)	(135)	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(39,790)	30,308	(57,580)
(Increase) decrease in prepaid expenses and other current assets	9,608	(15,939)	(7,578)
Increase (decrease) in accrued expenses	(7,316)	25,518	3,617
Increase (decrease) in accounts payable	(4,126)	(3,797)	25,690
Increase (decrease) in accrued interest	431	194	(4,072)
Increase (decrease) in deferred income	(13,273)	(18,119)	2,549
Changes in other operating assets and liabilities	809	10,386	(20,758)
Net cash provided by operating activities	160,118	308,510	298,685
Cash flows from investing activities:
Purchases of property, plant and equipment	(224,238)	(229,772)	(218,332)
Proceeds from disposal of assets	72,049	808,194	11,264
Purchases of other operating assets	(837)	(2,244)	(23,640)
Change in other, net	(1,496)	(2,098)	(27,017)
Net cash provided by (used for) investing activities	(154,522)	574,080	(257,725)
Cash flows from financing activities:
Payments on credit facilities	(909)	(2,100)	(3,849)
Proceeds from long-term debt	156,000	6,856	222,777
Payments on long-term debt	(748)	(2,334)	(56)
Net transfers from (to) iHeartCommunications	(181,939)	45,099	17,007
Dividends and other payments to noncontrolling interests	(12,010)	(16,917)	(30,870)
Dividends paid	(332,824)	(755,538)	—
Change in other, net	(7,083)	(1,565)	(5,955)
Net cash provided by (used for) financing activities	(379,513)	(726,499)	199,054
Effect of exchange rate changes on cash	9,536	(5,330)	(13,231)
Net increase (decrease) in cash and cash equivalents	(364,381)	150,761	226,783
Cash, cash equivalents and restricted cash at beginning of period	552,691	401,930	175,147
Cash, cash equivalents and restricted cash at end of period	$188,310	$552,691	$401,930
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$374,309	$368,051	$356,021
Cash paid during the year for income taxes	33,747	40,185	43,781
See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally.   On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold.  Prior to the IPO, the Company was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company.  As of December 31, 2017, iHeartCommunications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 10,726,917 shares of Class A common stock, collectively representing 89.5% of the shares outstanding and approximately 99% of the voting power.   The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.   The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.
The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays.  The Company has two reportable business segments: Americas and International.  The Americas segment primarily includes operations in the United States and Latin America; the International segment primarily includes operations in Europe and Asia.
During the first quarter of 2018, the Company reevaluated its segment reporting and determined that its Latin America operations should be managed by its International outdoor leadership team. As such, beginning January 1, 2018, our Latin American operations will be included in our International outdoor segment. Accordingly, the Company has recast the corresponding segment disclosures for prior periods to include Latin America within the International segment.
Agreements with iHeartCommunications
There are several agreements which govern the Company’s relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement.  iHeartCommunications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this report, no notice of termination of any of these agreements has been received from iHeartCommunications.
On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia's direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for relief (the "iHeart Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"). The Company and its direct and indirect subsidiaries did not file Chapter 11 cases.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting.  All significant intercompany accounts have been eliminated in consolidation.
Certain prior period amounts have been reclassified to conform to the 2018 presentation.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Corrections to Prior Periods
During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations in its International segment, which resulted in an understatement of the Company's VAT obligation. Based on an analysis of the quantitative and qualitative factors in accordance with SEC Staff Bulletins ("SAB") 99, Materiality, SAB 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in the Current Year Financial Statements and Accounting Standards Codification 250, Accounting Changes and Error Corrections, the Company concluded that these misstatements were immaterial, individually and in the aggregate, to any of the Company's prior quarterly and annual financial statements previously filed in the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. As a result, amendment of such reports is not required. While the Company concluded that the misstatements were immaterial to each of the prior reporting periods affected, the Company further concluded that correcting the errors cumulatively would materially misstate the Consolidated Statements of Comprehensive Loss for the year ended December 31, 2017. Accordingly, the Company is correcting the VAT misstatements, as well as other previously identified immaterial errors, by revising the Consolidated Balance Sheet as of December 31, 2017 and 2016 and the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015 and for the three months ended March 31, 2018.
A summary of the effect of the corrections on the Consolidated Balance Sheet as of December 31, 2017 and 2016 is as follows:

	December 31, 2017
(In thousands)	As Reported	Correction	Revised
Deferred tax liability	318,107	3,335	321,442
Other long-term liabilities	270,415	13,554	283,969
Accumulated deficit	(4,765,514)	(15,731)	(4,781,245)
Accumulated other comprehensive loss	(338,936)	(1,158)	(340,094)
Total Stockholders' Deficit	(1,841,405)	(16,889)	(1,858,294)

	December 31, 2016
(In thousands)	As Reported	Correction	Revised
Cash and cash equivalents	$541,995	$(10,458)	$531,537
Current assets	1,341,435	(10,458)	1,330,977
Total Assets	5,718,828	(10,458)	5,708,370
Deferred tax liability	638,705	3,308	642,013
Other long-term liabilities	259,311	2,620	261,931
Noncontrolling interest	149,886	(5,712)	144,174
Accumulated deficit	(4,125,798)	(11,099)	(4,136,897)
Accumulated other comprehensive loss	(386,658)	425	(386,233)
Total Stockholders' Deficit	(930,926)	(16,386)	(947,312)
Total Liabilities and Stockholders’ Deficit	5,718,828	(10,458)	5,708,370

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the effect of the corrections on the Consolidated Statements of Comprehensive Loss for the years ended December 31, 2017, 2016 and 2015 is as follows:

	Year Ended December 31, 2017
(In thousands)	As Reported	Correction	Revised
Revenue	$2,591,265	$(2,563)	$2,588,702
Direct operating expenses (excludes depreciation and amortization)	1,402,765	7,002	1,409,767
Selling, general and administrative expenses (excludes depreciation and amortization)	508,637	(9,424)	499,213
Operating income	232,426	(141)	232,285
Interest expense	381,149	(1,448)	379,701
Loss before income taxes	(907,735)	1,307	(906,428)
Consolidated net loss	(627,517)	1,307	(626,210)
Less amount attributable to noncontrolling interest	12,199	5,939	18,138
Net loss attributable to the Company	(639,716)	(4,632)	(644,348)
Foreign currency translation adjustments	45,151	(1,810)	43,341
Other comprehensive income	56,898	(1,810)	55,088
Comprehensive loss	(582,818)	(6,442)	(589,260)
Less amount attributable to noncontrolling interest	9,176	(227)	8,949
Comprehensive loss attributable to the Company	(591,994)	(6,215)	(598,209)
Basic loss per share	(1.77)	(0.01)	(1.78)
Diluted loss per share	(1.77)	(0.01)	(1.78)

	Year Ended December 31, 2016
(In thousands)	As Reported	Correction	Revised
Revenue	$2,688,884	$(9,062)	$2,679,822
Direct operating expenses (excludes depreciation and amortization)	1,422,058	(3,739)	1,418,319
Selling, general and administrative expenses (excludes depreciation and amortization)	515,202	219	515,421
Operating income	637,478	(5,542)	631,936
Interest expense	374,892	137	375,029
Income before income taxes	241,055	(5,679)	235,376
Consolidated net income	164,399	(6,522)	157,877
Less amount attributable to noncontrolling interest	23,002	(195)	22,807
Net income attributable to the Company	141,397	(6,327)	135,070
Foreign currency translation adjustments	22,408	949	23,357
Other comprehensive income	56,748	949	57,697
Comprehensive income	198,145	(5,378)	192,767
Less amount attributable to noncontrolling interest	(8,427)	389	(8,038)
Comprehensive income attributable to the Company	206,572	(5,767)	200,805
Basic income per share	0.39	(0.02)	0.37
Diluted income per share	0.39	(0.02)	0.37

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2015
(In thousands)	As Reported	Correction	Revised
Direct operating expenses (excludes depreciation and amortization)	$1,494,902	$(9,067)	$1,485,835
Selling, general and administrative expenses (excludes depreciation and amortization)	531,504	(3,683)	527,821
Operating income	260,858	12,750	273,608
Interest expense	355,669	248	355,917
Loss before income taxes	(21,274)	12,502	(8,772)
Consolidated net loss	(71,217)	12,502	(58,715)
Less amount attributable to noncontrolling interest	24,764	(135)	24,629
Net loss attributable to the Company	(95,981)	12,637	(83,344)
Foreign currency translation adjustments	(112,729)	(53)	(112,782)
Other comprehensive loss	(121,634)	(53)	(121,687)
Comprehensive loss	(217,615)	12,584	(205,031)
Less amount attributable to noncontrolling interest	(11,154)	269	(10,885)
Comprehensive loss attributable to the Company	(206,461)	12,315	(194,146)
Basic loss per share	(0.27)	0.04	(0.23)
Diluted loss per share	(0.27)	0.04	(0.23)

Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Accounts Receivable
Accounts receivable are recorded when the Company has an unconditional right to payment, either because it has satisfied a performance obligation prior to receiving payment from the customer or has a non-cancelable contract that has been billed in advance in accordance with the Company’s normal billing terms.
Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of accounts receivable for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Business Combinations
The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 3 to 20 years
Furniture and other equipment — 2 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate
For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.   Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. The asset or business must be available for immediate sale and the sale must be highly probable within one year.
Land Leases and Other Structure Leases
Most of the Company’s advertising structures are located on leased land. Americas land leases are typically paid in advance for periods ranging from one to 12 months. International land leases are paid both in advance and in arrears, for periods ranging up to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and rent payments in arrears are recorded as an accrued liability.
Intangible Assets
The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.
The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.
Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.
The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill
The Company performs its annual impairment test on July 1 of each year. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas segment and its International outdoor segment each country constitutes a separate reporting unit.  The Company had impairment of goodwill of $1.6 million and $7.3 million for 2017 and 2016, respectively. The Company had no impairment of goodwill for 2015.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.   The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.   The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in loss of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.
Other Investments
Other investments are composed primarily of equity securities.  Securities for which fair value is determinable are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical cost when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of stockholders’ deficit.
The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive income (loss) for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities. Based on these assessments, the Company recognized an impairment of $1.0 million during the year ended December 31, 2017, which was recorded in “Other income (expense), net,” and no impairments during the years ended December 31, 2016 and 2015.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2017 and 2016.
Asset Retirement Obligation
ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. The Company has not provided U.S. federal income taxes for temporary differences with respect to investments in foreign subsidiaries, which at December 31, 2017, currently result in tax basis amounts greater than the financial reporting basis. It is not apparent that these unrecognized deferred tax assets will reverse in the foreseeable future. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform, future dividend distributions from our international subsidiaries are exempt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from U.S. federal income tax beginning January 1, 2018. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts.
The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.
Revenue Recognition
The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised good or service to a customer. The Company generates revenue primarily from the sale of advertising space on printed and digital displays, including billboards, street furniture displays, transit displays and retail displays, which may be sold as individual units or as a network package. Revenue from these contracts, which typically cover periods of a few weeks to one year, is generally recognized ratably over the term of the contract as the advertisement is displayed. The Company also generates revenue from production and creative services, which are distinct from the advertising display services, and related revenue is recognized at the point in time the Company installs the advertising copy at the display site.
The Company recognizes revenue in amounts that reflect the consideration it expects to receive in exchange for transferring goods or services to customers, excluding sales taxes and other similar taxes collected on behalf of governmental authorities (the “transaction price”). When this consideration includes a variable amount, the Company estimates the amount of consideration it expects to receive and only recognizes revenue to the extent that it is probable it will not be reversed in a future reporting period. Because the transfer of promised goods and services to the customer is generally within a year of scheduled payment from the customer, the Company is not typically required to consider the effects of the time value of money when determining the transaction price. Advertising revenue is reported net of agency commissions.
Trade and barter transactions represent the exchange of display space for merchandise, services or other assets in the ordinary course of business. The transaction price for these contracts is measured at the estimated fair value of the non-cash consideration received unless this is not reasonably estimable, in which case the consideration is measured based on the standalone selling price of the display space promised to the customer. Revenue is recognized on trade and barter transactions when the advertisements are displayed, and expenses are recorded ratably over a period that estimates when the merchandise, services or other assets received are utilized. Trade and barter revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Trade and barter revenues and expenses from continuing operations were as follows:

(In millions)	Years Ended December 31,
	2017	2016	2015
Trade and barter revenues	$17.4	$12.5	$15.2
Trade and barter expenses	11.3	11.9	8.7
In order to appropriately identify the unit of accounting for revenue recognition, the Company determines which promised goods and services in a contract with a customer are distinct and are therefore separate performance obligations. If a promised good or service does not meet the criteria to be considered distinct, it is combined with other promised goods or services until a distinct bundle of goods or services exists. Certain of the Company’s contracts with customers include options for the customer to acquire additional goods or services for free or at a discount, and management judgment is required to determine whether these options are material rights that are separate performance obligations.
For revenue arrangements that contain multiple distinct goods or services, the Company allocates the transaction price to these performance obligations in proportion to their relative standalone selling prices. The Company has concluded that the contractual prices for the promised goods and services in its standard contracts generally approximate management’s best estimate of standalone selling price as the rates reflect various factors such as the size and characteristics of the target audience, market location and size, and recent market selling prices. However, where the Company provides customers with free or discounted services as part of contract negotiations, management uses judgment to determine how much of the transaction price to allocate to these performance obligations.
The Company receives payments from customers based on billing schedules that are established in its contracts, and deferred income is recorded when payment is received from a customer before the Company has satisfied the performance obligation or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a non-cancelable contract has been billed in advance in accordance with the Company’s normal billing terms. Americas contracts are generally billed monthly in advance, and International includes a combination of advance billings and billings upon completion of service.
Contract Costs
Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses were $15.5 million, $19.3 million and $21.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.
Share-Based Compensation
Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders’ equity (deficit), “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.
New Accounting Pronouncements Recently Adopted
As of January 1, 2018, the Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers. This standard provides guidance for the recognition, measurement and disclosure of revenue from contracts with customers and supersedes previous revenue recognition guidance under U.S. GAAP. The Company has applied this standard using the full retrospective method and concluded that its adoption did not have a material impact on the Company’s Consolidated Balance Sheets, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Changes in Stockholders’ Deficit, or Consolidated Statements of Cash Flows for prior periods. As a result of adopting this new accounting standard, the Company has updated its significant accounting policies on accounts receivable, revenue recognition, and contract costs, as described herein. Please refer to Note 2, Revenues, for more information.
In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company's Consolidated Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company's Consolidated Statements of Cash Flows. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts reported in the Consolidated Statement of Cash Flows:

(In thousands)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$144,119	$531,537
Restricted cash included in:
Other current assets	26,096	680
Other assets	18,095	20,474
Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$188,310	$552,691

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements Not Yet Adopted
During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The standard is expected to have a material impact on our consolidated balance sheet, but is not expected to materially impact our consolidated statement of comprehensive loss or cash flows. The Company is continuing to evaluate the impact of the provisions of this new standard on its consolidated financial statements.
In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842) - Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s consolidated financial statements.
During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.
During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of a stock-based award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn't changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company does not expect that the adoption of this guidance will have material effect on the Company's carve-out financial statements.
NOTE 2 - REVENUES
The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. Certain of these revenue transactions are considered leases, for accounting purposes, as the agreements convey to customers the right to use the Company’s advertising structures for a stated period of time. In order for a transaction with a customer to qualify as a lease, the arrangement must be dependent on the use of a specified advertising structure, and the customer must have almost exclusive use of that structure during the term of the arrangement. Therefore, arrangements that do not involve the use of an advertising structure, where the Company can substitute the advertising structure that is used to display the customer’s advertisement, or where the advertising structure displays advertisements for multiple customers throughout the day are not leases. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with the lease accounting guidance (Topic 840). All of the Company’s revenue transactions that do not qualify as a lease are accounted for as revenue from contracts with customers (Topic 606).

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue
The following table shows, by segment, revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the years ended December 31, 2017, 2016 and 2015:

(In thousands)	Americas(1)	International(1)	Consolidated
Year Ended December 31, 2017
Revenue from contracts with customers:
United States	$429,475	$—	$429,475
Other Americas	10,927	57,738	68,665
Europe	—	771,893	771,893
Asia-Pacific and other	578	9,966	10,544
Total	440,980	839,597	1,280,577
Revenue from leases	720,079	588,046	1,308,125
Revenue, total	$1,161,059	$1,427,643	$2,588,702

Year Ended December 31, 2016
Revenue from contracts with customers:
United States	$418,378	$—	$418,378
Other Americas	19,191	47,313	66,504
Europe	—	714,477	714,477
Asia-Pacific and other	842	117,251	118,093
Total	438,411	879,041	1,317,452
Revenue from leases	748,769	613,601	1,362,370
Revenue, total	$1,187,180	$1,492,642	$2,679,822

Year Ended December 31, 2015
Revenue from contracts with customers:
United States	$444,371	$—	$444,371
Other Americas	22,647	43,903	66,550
Europe	—	717,156	717,156
Asia-Pacific and other	994	128,870	129,864
Total	468,012	889,929	1,357,941
Revenue from leases	797,255	651,008	1,448,263
Revenue, total	$1,265,267	$1,540,937	$2,806,204
(1) Due to a re-evaluation of the Company’s segment reporting in 2018, its operations in Latin America are included in the International segment results for all periods presented. See Note 1, Summary of Significant Accounting Policies.
All of the Company’s advertising structures are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue from Contracts with Customers
The following tables show the changes in the Company’s contract balances from contracts with customers for the years ended December 31, 2017, 2016 and 2015 and provide a reconciliation of the ending balances to the Consolidated Balance Sheets:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Accounts receivable from contracts with customers:
Beginning balance, net of allowance	$292,863	$354,422	$364,082
Additions (collections), net, and other	54,307	(57,920)	(3,118)
Bad debt, net of recoveries	(2,740)	(3,639)	(6,542)
Ending balance, net of allowance	344,430	292,863	354,422
Accounts receivable from leases, net of allowance	315,033	300,207	343,161
Total accounts receivable, net of allowance	$659,463	$593,070	$697,583

	Years Ended December 31,
(In thousands)	2017	2016	2015
Deferred income from contracts with customers:
Beginning balance	$28,067	$38,096	$37,119
Revenue recognized, included in beginning balance	(27,094)	(35,933)	(34,480)
Additions, net of revenue recognized during period, and other	26,948	25,904	35,457
Ending balance	27,921	28,067	38,096
Deferred income from leases	38,514	41,587	53,420
Total deferred income	66,435	69,654	91,516
Less: Non-current portion, included in other long-term liabilities	7,257	2,649	105
Total deferred income, current portion	$59,178	$67,005	$91,411
The large decrease in deferred income from contracts with customers during 2016 was primarily driven by fewer advance billings in some of our International operations, as well as the sale of our businesses in Australia and Turkey.
As part of the transition to the new revenue standard, the Company is not required to disclose information about remaining performance obligations for periods prior to the date of initial application.
Revenue from Leases
As of December 31, 2017, the Company’s future minimum rentals under non-cancelable operating leases were as follows:

(In thousands)
2018	$280,940
2019	34,395
2020	17,155
2021	12,004
2022	8,552
Thereafter	7,197
Total minimum future rentals	$360,243

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL
Dispositions

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2017, Americas sold its Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia with a fair value of $39.4 million, plus $43.1 million in cash, net of closing costs. The assets acquired as part of the transaction consisted of $9.9 million in fixed assets and $29.5 million in intangible assets (including $2.3 million in goodwill). The Company recognized a net gain of $28.9 million related to the sale, which is included within Other operating income (expense), net.
During the third quarter of 2017, Americas sold its ownership interest in a joint venture in Canada. As a result, the Company recognized a net loss on sale of $12.1 million, including a $6.3 million cumulative translation adjustment, which is included within Other operating income (expense), net.
Property, Plant and Equipment
The Company’s property, plant and equipment consisted of the following classes of assets as of December 31, 2017 and 2016, respectively.

(In thousands)	December 31,	December 31,
	2017	2016
Land, buildings and improvements	$145,763	$152,775
Structures	2,864,442	2,684,673
Furniture and other equipment	179,215	148,516
Construction in progress	55,753	58,585
	3,245,173	3,044,549
Less: accumulated depreciation	1,850,144	1,631,716
Property, plant and equipment, net	$1,395,029	$1,412,833
The Company recognized an impairment of $2.6 million during the year ended December 31, 2017 in relation to advertising assets that were no longer usable in one country in the Company's International segment.
Indefinite-lived Intangible Assets
The Company’s indefinite-lived intangible assets consist primarily of billboard permits.  The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States.  Accordingly, there are no indefinite-lived intangible assets in the International segment.
Annual Impairment Test to Billboard Permits
The Company performs its annual impairment test on July 1 of each year.  The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.
The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.
Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.
The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average billboard permit within a market.
During 2017 and 2016, the Company recognized no impairment charges related to billboard permits.
Other Intangible Assets
Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets consist primarily of transit and street furniture contracts, site-leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost.
The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of December 31, 2017 and 2016, respectively:

(In thousands)	December 31, 2017		December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$548,918	$(440,284)	$563,863	$(426,752)
Permanent easements	162,920	—	159,782	—
Other	4,626	(2,318)	4,536	(1,812)
Total	$716,464	$(442,602)	$728,181	$(428,564)
Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2017, 2016 and 2015 was $27.9 million, $37.8 million, and $49.2 million, respectively.
As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	$21,787
2019	14,165
2020	11,974
2021	11,864
2022	10,325

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Impairment Test to Goodwill
The Company performs its annual impairment test on July 1 of each year. Each of the Company’s advertising markets are components.  The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas segment, each country in its International segment constitutes a separate reporting unit.
The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.
Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.
Based on declining future cash flows expected, the Company recognized goodwill impairment of $1.6 million for the year ended December 31, 2017 for one country in the International segment and $7.3 million for the year ended December 31, 2016 for one country in the International segment.
The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Consolidated
Balance as of December 31, 2015	$522,749	$235,826	$758,575
Impairment	—	(7,274)	(7,274)
Dispositions	(6,934)	(30,718)	(37,652)
Foreign currency	—	(7,049)	(7,049)
Assets held for sale	(10,337)	—	(10,337)
Balance as of December 31, 2016	$505,478	$190,785	$696,263
Impairment	—	(1,591)	(1,591)
Acquisitions	2,252	—	2,252
Dispositions	—	(1,817)	(1,817)
Foreign currency	—	18,847	18,847
Assets held for sale	89	—	89
Balance as of December 31, 2017	$507,819	$206,224	$714,043
The balance at December 31, 2015 is net of cumulative impairments of $2.7 billion and $281.1 million in the Company’s Americas and International segments, respectively.
NOTE 4 – ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2017	2016
Beginning balance	$39,451	$45,125
Adjustment due to changes in estimates	2,166	(5,431)
Accretion of liability	3,373	4,863
Liabilities settled	(2,712)	(4,104)
Foreign Currency	2,501	(1,002)
Ending balance	$44,779	$39,451
NOTE 5 – LONG-TERM DEBT
Long-term debt at December 31, 2017 and 2016 consisted of the following:

(In thousands)	December 31,	December 31,
	2017	2016
Clear Channel Worldwide Holdings Notes	$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes	375,000	225,000
Senior revolving credit facility due 2018	—	—
Other debt	2,393	14,798
Original issue discount	(241)	(6,738)
Long-term debt fees	(35,426)	(41,069)
Total debt	$5,266,726	$5,116,991
Less: current portion	573	6,971
Total long-term debt	$5,266,153	$5,110,020

(1)
The Senior revolving credit facility provides for borrowings up to $75.0 million (the revolving credit commitment). As of December 31, 2017, we had $71.2 million of letters of credit outstanding, and $3.8 million of availability, under the senior revolving credit facility.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.3 billion and $5.2 billion at December 31, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Senior Notes
As of December 31, 2017 and 2016, the Company had Senior Notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	12/31/2017	12/31/2016
CCWH Senior Notes:
6.5% Series A Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	1,989,250	1,989,250
CCWH Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	275,000	275,000
7.625% Series B Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	1,925,000	1,925,000
Total CCWH Notes				$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes:
8.75% Senior Notes Due 2020	12/15/2020	8.750%	Payable semi-annually in arrears on June 15 and December 15 of each year	375,000	225,000
Total Senior Notes				$5,300,000	$5,150,000
Guarantees and Security
The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries and rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Senior Subordinated Notes.
The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. The CCWH Senior Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Senior Subordinated Notes.
Redemptions
CCWH may redeem the Senior Notes and Senior Subordinated Notes at its option, in whole or part, at redemption prices set forth in the indentures plus accrued and unpaid interest to the redemption date and plus an applicable premium.
Certain Covenants
The indentures governing the Senior Notes and Senior Subordinated Notes contain covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	in case of the Senior Notes, create liens on its restricted subsidiaries’ assets to secure such debt;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries; and

•	in the case of the Series B CCWH Senior Notes and the Series B CCWH Senior Subordinated Notes, pay dividends, redeem or repurchase capital stock or make other restricted payments.
Clear Channel International B.V. Senior Notes
The CCIBV Senior Notes are guaranteed by certain of the International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.
On August 14, 2017, CCIBV issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New CCIBV Notes”). The New CCIBV Notes were issued as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds.  The New CCIBV Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.
Redemptions
Clear Channel International B.V. may redeem the notes at its option, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.
Certain Covenants
The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or investments;

•	incur additional debt or issue certain preferred stock;

•	transfer or sell assets;

•	create liens on assets;

•	engage in certain transactions with affiliates;

•	create restrictions on dividends or other payments by the restricted subsidiaries; and

•	merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.
Senior Revolving Credit Facility Due 2018
During the third quarter of 2013, the Company entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million.  The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes.  As of December 31, 2017, there were no amounts outstanding under the revolving credit facility, and $71.2 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility.  The Company was in compliance with the secured leverage ratio covenant as of December 31, 2017.

Other Debt
Other debt includes various borrowings and capital leases utilized for general operating purposes.  Included in the $2.4 million balance at December 31, 2017 is $0.6 million that matures in less than one year.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Maturities of Long-term Debt
Future maturities of long-term debt as of December 31, 2017 are as follows:

(in thousands)
2018	$533
2019	168
2020	2,575,143
2021	169
2022	2,725,194
Thereafter	1,186
Total (1)	$5,302,393

(1)	Excludes original issue discount and long-term debt fees of $0.2 million and $35.5 million, respectively, which are amortized through interest expense over the life of the underlying debt obligations.
Guarantees
As of December 31, 2017, the Company had $95.9 million in letters of credit outstanding, a portion of which were supported by $25.4 million of cash collateral. Additionally, as of December 31, 2017, iHeartCommunications had outstanding commercial standby letters of credit and surety bonds of $1.2 million and $55.4 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items.
In addition, as of December 31, 2017, the Company had outstanding bank guarantees of $37.3 million related to international subsidiaries, a portion of which were supported by $17.6 million of cash collateral.
NOTE 6 – COMMITMENTS AND CONTINGENCIES
Commitments and Contingencies
The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.
The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.
The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
As of December 31, 2017, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)			Capital
	Non-Cancelable	Non-Cancelable	Expenditure
	Operating Lease	Contracts	Commitments
2018	$359,175	$393,980	$38,444
2019	318,213	343,578	7,928
2020	290,081	291,036	2,771
2021	253,979	255,356	4,499
2022	211,110	162,062	4,591
Thereafter	1,169,871	393,599	9,877
Total	$2,602,429	$1,839,611	$68,110
Rent expense charged to operations for the years ended December 31, 2017, 2016 and 2015 was $954.3 million, $947.4 million and $978.6 million, respectively.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.
The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.  Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.
Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.
Stockholder Litigation
On May 9, 2016, a stockholder of the Company filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint names as defendants iHeartCommunications, Inc. (“iHeartCommunications”), the Company’s indirect parent company, iHeartMedia, Inc. (“iHeartMedia”), the parent company of iHeartCommunications, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of the Company’s board of directors. The Company also is named as a nominal defendant. The complaint alleges that the Company has been harmed by the intercompany agreements with iHeartCommunications, the Company’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the detriment of the Company and its minority stockholders. Specifically, the complaint alleges that the defendants have breached their fiduciary duties by causing the Company to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to the Company. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to the Company and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.
On July 20, 2016, the defendants filed a motion to dismiss plaintiff's verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff.  On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court's ruling, dismissing the case.
On December 29, 2017, another stockholder of the Company filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. iHeartMedia, Inc.,  et al., C.A. No. 2017-0930-JRS. The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of the Company's board of directors.  The Company is named as a nominal defendant. The complaint alleges that the Company has been harmed by the Company Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates.  Specifically, the complaint alleges that (i) iHeartMedia and Sponsor defendants breached their fiduciary duties by exploiting their position of control to require the Company to enter the Third Amendment on terms unfair to the Company; (ii) the Company Board breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of the Company and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by the Company Board.  The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment.  The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to the Company, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by defendants as a result of the alleged breaches of fiduciary duties.
On March 7, 2018, the defendants filed a motion to dismiss plaintiff's verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018, iHM filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings.
China Investigation
Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed on, but are currently suspended from trading on, the Hong Kong Stock Exchange, are subject to an ongoing police investigation in China for misappropriation of funds. Clear Media Limited has conducted additional procedures and processes, including a special investigation by forensic accountants and an external law firm appointed by Clear Media Limited’s board of directors and approved by the Company’s Audit Committee, into the misappropriation of funds. During the course of the special investigation, it was discovered that three bank accounts were opened in the name of Clear Media Limited entities, which were not authorized, and certain transactions were recorded therein. The opening of the unauthorized bank accounts has also been referred to the police in China for investigation. The misappropriation of funds resulted in discrepancies between actual cash balances and amounts included in the Company's accounting records as of December 31, 2016 and 2015. The effect of the misappropriation of the funds is reflected in these financial statements in the appropriate periods. Such accounting errors are not considered to be material to the current year or prior year financial statements.
The Company advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited, and the Company intends to cooperate with both agencies in connection with any investigation that may be conducted in this matter.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The police investigation is on-going, and the Company is not aware of any litigation, claim or assessment pending against the Company related to the matters described above. Based on information known to date, the Company believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigations are not material to the Company's consolidated financial statements. In 2017, Clear Media Limited accounted for 9.8% of the Company’s net revenue and 9.9% of its consolidated total assets.
The investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on the Company in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time.
Italy Investigation
During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations related to its subsidiary in Italy.  Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation, which is ongoing.  In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position.  The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit, amounting to approximately $17 million, including estimated possible penalties and interest.  The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from the Company’s estimates, and such differences may be material.
NOTE 7 — RELATED PARTY TRANSACTIONS
Due from iHeartCommunications
The Company records net amounts due from or to iHeartCommunications as “Due from/to iHeartCommunications” on the consolidated balance sheets, net of allowance for credit losses.  The accounts represent the revolving promissory note issued by CCOH to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to CCOH in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on May 15, 2019.
Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications.  As a part of these services, the Company maintains collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying the Company's controlled disbursement accounts and the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes).  The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from iHeartCommunications” account.
As of December 31, 2017 and December 31, 2016, the asset recorded in “Due from iHeartCommunications” on the consolidated balance sheet was $212.0 million and $885.7 million, respectively.  On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia's direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries (collectively, the "Debtors"), filed voluntary petitions for relief (the "iHeart Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"). As an unsecured creditor of iHeartCommunications, the Company does not expect that the Company will be able to recover all of the amounts owed under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite creditors and approved by the Bankruptcy Court. As a result, the Company recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management's best estimate of the cash settlement amount. The loss recognized reduced the amount outstanding of $1,067.6 million to $212.0 million.
If the Company does not recognize the expected recovery under the Due from iHeartCommunications Note, or cannot obtain that amount on a timely basis, the Company could experience a liquidity shortfall. In addition, any repayments that the Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 29, 2017, the “Due from iHeartCommunications” note was amended to extend its maturity from December 15, 2017 to May 15, 2019. The note's interest rate was also amended and increased from 6.5% to 9.3%. Any balance above $1.0 billion continues to accrue interest capped at a rate of 20.0%, while the balance up to $1.0 billion will accrue interest at a rate of 9.3%. The net interest income recognized in the years ended December 31, 2017, 2016 and 2015 was $68.9 million, $50.3 million, and $61.4 million, respectively.
Other Related Party Transactions
The Company provides advertising space on its billboards for radio stations owned by iHeartCommunications.  For the years ended December 31, 2017, 2016 and 2015, the Company recorded $6.9 million, $3.5 million, and $2.7 million, respectively, in revenue for these advertisements. Some of these agreements are leasing transactions as they convey to iHeartMedia, Inc. the right to use the Company's advertising structures for a stated period of time.
Under the Corporate Services Agreement between iHeartCommunications and the Company, iHeartCommunications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services.  These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $68.7 million, $36.0 million, and $30.1 million, respectively, as a component of corporate expenses for these services.
In February 2017, the Company and its indirect parent company, iHeartMedia, Inc., entered into an agreement related to the potential purchase at fair value of the Clear Channel registered trademarks and domain names. The agreements provide that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues of entities using the Clear Channel name, pursuant to the Amended and Restated License Agreement, dated November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc. Included within the management services expense recognized in the year ended December 31, 2017 is an expense related to this license of $36.8 million.
Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by iHeartCommunications.  The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.  Tax payments are made to iHeartCommunications on the basis of the Company’s separate taxable income.  Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.
The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer.  Deferred tax assets and liabilities are determined based on differences between financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.
Pursuant to the Employee Matters Agreement, the Company’s employees participate in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan.  For the years ended December 31, 2017, 2016 and 2015, the Company recorded $9.5 million, $9.4 million and $10.7 million, respectively, as a component of selling, general and administrative expenses for these services.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Purchases
On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock and/or the Class A common stock of iHeartMedia, Inc. (“iHeartMedia”). The stock purchase program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program.  In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of iHeartCommunications, purchased an additional 2,000,000 shares of the Company’s Class A common stock for $20.4 million.  On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of the Company’s Class A common stock for $22.2 million, increasing iHeartCommunications’ collective holdings to represent approximately 90% of the outstanding shares of the Company’s common stock on a fully-diluted basis, assuming the conversion of all of the Company’s Class B common stock into Class A common stock. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the iHeartCommunications’ board of directors.
Dividends
On February 23, 2017, the Company paid a special cash dividend to our stockholders of $282.5 million, using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. iHeartCommunications received 89.9%, or approximately $254.0 million, with the remaining 10.1%, or approximately $28.5 million, paid to our public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements.
On October 5, 2017, the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on October 2, 2017, in an aggregate amount equal to $25.0 million. On October 31, 2017, the board of directors of the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on October 26, 2017, in an aggregate amount equal to $25.0 million.
On January 24, 2018, the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on January 19, 2018, in an aggregate amount equal to $30.0 million.
NOTE 8 — INCOME TAXES
The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.
On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new U.S taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21%, which resulted in recording of a provisional deferred tax benefit of $228.0 million during 2017. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.
The provisions in the Tax Act are broad and complex. The Company has not yet completed its analysis of the income tax effects of the Tax Act as of December 31, 2017, but has made reasonable estimates of those effects on existing deferred income tax balances and the one-time transition tax. The final financial statement impact of the Tax Act may differ from the above estimates, possibly materially, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, and changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates to estimates the Company has utilized to calculate the provisional impacts. The Securities and Exchange Commission (SEC) has issued rules that allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related income tax impacts.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2017	2016	2015
Current - federal	$(87)	$—	$(270)
Current - foreign	(29,403)	(43,743)	(42,725)
Current - state	(1,377)	(1,731)	(1,046)
Total current expense	(30,867)	(45,474)	(44,041)

Deferred - federal	306,078	(89,049)	(8,025)
Deferred - foreign	(2,548)	56,048	2,685
Deferred - state	7,555	976	(562)
Total deferred benefit (expense)	311,085	(32,025)	(5,902)
Income tax benefit (expense)	$280,218	$(77,499)	$(49,943)
For the year ended December 31, 2017 the Company recorded current tax expense of $30.9 million as compared to $45.5 million for the 2016 year. The current tax expense for 2017 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.
For the year ended December 31, 2016 the Company recorded current tax expense of $45.5 million as compared to $44.0 million for the 2015 year. The current tax expense for 2016 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.
Deferred tax benefit of $311.1 million was recorded for 2017 compared with a deferred tax expense of $32.0 million for 2016.  The change in deferred taxes is primarily due to the provisional deferred tax benefit of $228.0 million recorded in 2017 related to the reduction of the U.S. federal corporate tax rate to 21% in connection with the enactment of the Tax Act mentioned above. The change in foreign deferred taxes was the result of foreign deferred tax benefit recorded in 2016 for the release of valuation allowance against certain net operating loss carryforwards in France.
Deferred tax expense of $32.0 million was recorded for 2016 compared with a deferred tax expense of $5.9 million for 2015.  The change in deferred tax expense is primarily due to the utilization of net operating loss carryforwards in the U.S. which offset taxable income from the gains on the sales of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the sale of the Company's Australia business during the fourth quarter of 2016. The 2016 federal deferred tax expense was partially offset by foreign deferred tax benefit attributable to the release of $43.3 million of valuation allowance against certain net operating losses in France.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2017 and 2016 are as follows:

(In thousands)	December 31,	December 31,
	2017	2016
Deferred tax liabilities:
Intangibles and fixed assets	$507,625	$804,750
Equity in earnings	2,106	2,816
Other	14,058	16,971
Total deferred tax liabilities	523,789	824,537
Deferred tax assets:
Accrued expenses	16,927	19,458
Net operating loss carryforwards	229,398	257,613
Bad debt reserves	3,656	3,364
Due from iHeartCommunications	202,461	—
Other	24,124	38,128
Total deferred tax assets	476,566	318,563
Less: Valuation allowance	274,219	136,039
Net deferred tax assets	202,347	182,524
Net deferred tax liabilities	$321,442	$642,013
The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits.  As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time. The Company’s net foreign deferred tax assets for the period ending December 31, 2017 and 2016 were $53.6 million and $46.7 million, respectively.
At December 31, 2017, the Company had recorded deferred tax assets for net operating loss carryforwards (tax effected) for federal and state income tax purposes of $84.5 million, which expire in various amounts through 2037. In addition, the Company recorded a deferred tax asset of $202.5 million related to the impairment loss on the Due from iHeartCommunications Note. The Company expects to realize the benefits of a portion of its deferred tax assets based upon expected future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods.  As of December 31, 2017, the Company had recorded a valuation allowance of $149.2 million against a portion of these deferred tax assets which it does not expect to realize. The Company recorded a net decrease of $11.0 million in valuation allowances against its foreign deferred tax assets during the year ended December 31, 2017.  At December 31, 2017, the Company had recorded $144.9 million (tax-effected) of deferred tax assets for foreign net operating losses, which are offset in part by an associated valuation allowance of $94.2 million.  The remaining deferred tax valuation allowance of $30.8 million offsets other foreign deferred tax assets that are not expected to be realized.  Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits.  Due to the Company’s evaluation of all available evidence, including significant negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized.  The Company expects to realize its remaining gross deferred tax assets based upon its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets.  Any deferred tax liabilities associated with billboard permits and tax deductible goodwill intangible assets are not relied upon as a source of future taxable income, as these intangible assets have an indefinite life.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 and 2016, net deferred tax assets include a deferred tax asset of $9.6 million and $14.9 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.   Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet.  See Note 9 for additional discussion of ASC 718-10.
Income (loss) before income taxes:

(In thousands)	Years Ended December 31,
	2017	2016	2015
US	$(942,297)	$182,258	$(69,819)
Foreign	35,869	53,118	61,047
Total income (loss) before income taxes	$(906,428)	$235,376	$(8,772)
The reconciliation of income tax computed at the U.S. federal statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$317,250	35.0%	$(82,382)	35.0%	$3,070	35.0%
State income taxes, net of federal tax effect	23,378	2.6%	(4,602)	2.0%	2,238	25.5%
Foreign income taxes	(19,409)	(2.1)%	(23,555)	9.9%	(18,686)	(213.0)%
Nondeductible items	(646)	(0.1)%	(687)	0.3%	(754)	(8.6)%
Changes in valuation allowance and other estimates	(148,389)	(16.4)%	34,597	(14.7)%	(33,684)	(384.0)%
U.S. tax reform	228,010	25.2%	—	—%	—	—%
U.S. rate differential on impairment of related party note	(115,755)	(12.8)%	—	—%	—	—%
Other, net	$(4,221)	(0.5)%	$(870)	0.4%	$(2,127)	(24.2)%
Income tax benefit (expense)	$280,218	30.9%	$(77,499)	32.9%	$(49,943)	(569.3)%
During 2017, the Company recorded tax benefit of approximately $280.2 million. The 2017 income tax benefit and 30.9% effective tax rate were impacted primarily by the $228.0 million provisional deferred tax benefits recorded in connection with the reduction in the U.S. federal corporate tax rate to 21% upon enactment of the Tax Act described above. Additionally, subsequent to the enactment of the Tax Act and as further described in Note 7 above, the Company recorded an impairment loss of $855.6 million on the Due from iHeartCommunications Note. In connection with this impairment loss, the Company recorded a deferred tax asset at the newly enacted U.S. federal corporate tax rate. As this deferred tax asset was recorded subsequent to the enactment of the Tax Act, the associated impact to the Company’s 2017 effective tax rate is separately described in the table above “U.S. rate differential on impairment of related party note”. The Company also recorded tax expense of $149.2 million in connection with the valuation allowance recorded against federal and state deferred tax assets generated in the current period due to the uncertainty of the ability to utilize those assets in future periods.
During 2016, the Company recorded tax expense of approximately $77.5 million. The 2016 income tax expense and 32.9% effective tax rate were impacted primarily by the $32.9 million and $43.3 million deferred tax benefits recorded in connection with the release of valuation allowances in the U.S. and France, respectively. These deferred tax benefits were partially offset by $54.7 million in tax expense attributable to the sale of our Australia outdoor business.
During 2015, the Company recorded tax expense of approximately $49.9 million.  The 2015 income tax expense and (569.3)% effective tax rate were impacted primarily by a $32.9 million valuation allowance recorded against the Company’s federal and

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

state net operating losses during 2015.  Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.
The Company provides for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the United States and that would become taxable upon remittance within our foreign structure.  At December 31, 2017, all undistributed earnings of our international subsidiaries have been included in our provisional computation of the one-time transition tax associated with the enactment of the Tax Act. Based upon our preliminary analysis of the effects of the Tax Act which is not yet complete, the Company has not provided U.S. federal income taxes for temporary differences with respect to investments in our foreign subsidiaries, which at December 31, 2017 currently result in tax basis amounts greater than the financial reporting basis. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which give us flexibility to make future cash distributions as non-taxable returns of capital.  Additionally, as a result of U.S. tax reform described above, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018. All tax liabilities owed by the Company are paid either by the Company or on behalf of the Company by iHeartCommunications through an operating account that represents net amounts due to or from iHeartCommunications.
The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2017 and 2016, was $3.2 million and $3.4 million, respectively. The total amount of unrecognized tax benefits including accrued interest and penalties at December 31, 2017 and 2016, was $37.6 million and $40.6 million, respectively, of which $20.0 million and $21.3 million is included in “Other long-term liabilities.” In addition, $17.6 million and $19.3 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2017 and 2016, respectively. The total amount of unrecognized tax benefits at December 31, 2017 and 2016 that, if recognized, would impact the effective income tax rate is $16.1 million and $16.2 million, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2017	2016
Balance at beginning of period	$37,174	$39,908
Increases for tax position taken in the current year	4,327	7,838
Increases for tax positions taken in previous years	2,165	2,199
Decreases for tax position taken in previous years	(499)	(6,148)
Decreases due to settlements with tax authorities	(225)	(717)
Decreases due to lapse of statute of limitations	(8,511)	(5,906)
Balance at end of period	$34,431	$37,174
Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia.  In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions.  During 2017 and 2016, the Company reversed $9.2 million and $6.2 million in unrecognized tax benefits, respectively, inclusive of interest, as a result of the expiration of statutes of limitations to assess taxes in certain state and foreign jurisdictions. During 2016, the Company settled certain tax examinations that resulted in the reduction of uncertain tax positions of $6.8 million, inclusive of interest. All federal income tax matters through 2013 are closed. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2008.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIT)
The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in stockholders’ equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances as of January 1, 2017	$(1,091,486)	$144,174	$(947,312)
Net income	(644,348)	18,138	(626,210)
Dividends declared	(332,498)	—	(332,498)
Dividends and other payments to noncontrolling interests	—	(12,010)	(12,010)
Disposal of noncontrolling interests	—	(2,439)	(2,439)
Share-based compensation	8,659	931	9,590
Foreign currency translation adjustments	34,392	8,949	43,341
Unrealized holding loss on marketable securities	(414)	—	(414)
Other adjustments to comprehensive loss	6,720	—	6,720
Reclassifications	5,441	—	5,441
Other, net	(1,800)	(703)	(2,503)
Balances as of December 31, 2017	$(2,015,334)	$157,040	$(1,858,294)

Balance as of January 1, 2016	$(760,506)	$181,869	$(578,637)
Net income	135,070	22,807	157,877
Dividends declared	(540,034)	—	(540,034)
Dividends and other payments to noncontrolling interests	—	(16,917)	(16,917)
Disposal of noncontrolling interests	—	(36,846)	(36,846)
Share-based compensation	10,291	—	10,291
Foreign currency translation adjustments	31,395	(8,038)	23,357
Unrealized holding loss on marketable securities	(576)	—	(576)
Other adjustments to comprehensive loss	(11,814)	—	(11,814)
Reclassifications	46,730	—	46,730
Other, net	(2,042)	1,299	(743)
Balances as of December 31, 2016	$(1,091,486)	$144,174	$(947,312)
Share-Based Awards
Stock Options
The Company has granted options to purchase shares of its Class A common stock to certain employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment for any change in capitalization.
The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Years Ended December 31,
	2017	2016	2015
Expected volatility	42%	42% – 44%	37% – 56%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	2.12%	1.12% – 1.41%	1.70% – 2.07%
Dividend yield	—%	—%	—%
The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2017:

(In thousands, except per share data)	Options	Price(3)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2017	5,033	$7.04	4.9 years	$2,539
Granted (1)	4	4.25
Exercised (2)	(71)	3.10
Forfeited	(96)	6.85
Expired	(760)	12.49
Outstanding, December 31, 2017	4,110	6.10	4.1 years	$2,378
Exercisable	3,392	6.01	3.4 years	$2,359
Expected to vest	718	6.52	7.5 years	$19

(1)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2017, 2016 and 2015 was $2.04, $2.82 and $4.25 per share, respectively.

(2)
Cash received from option exercises during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.6 million and $3.8 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.4 million and $2.8 million, respectively.

(3)	Reflects the weighted average exercise price per share.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s unvested options at and changes during the year ended December 31, 2017 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2017	1,164	$4.25
Granted	4	2.04
Vested (1)	(354)	4.37
Forfeited	(96)	4.15
Unvested, December 31, 2017	718	$4.19

(1)	The total fair value of the Company’s options vested during the years ended December 31, 2017, 2016 and 2015 was $1.6 million, $2.7 million and $4.2 million, respectively.
Restricted Stock Awards
The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that contain a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.
The following table presents a summary of the Company's restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2017 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2017	2,743	$7.63
Granted	2,539	4.30
Vested (restriction lapsed)	(1,040)	7.16
Forfeited	(342)	7.39
Outstanding, December 31, 2017	3,900	5.61
Share-Based Compensation Cost
The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $9.6 million, $10.3 million and $8.5 million, during the years ended December 31, 2017, 2016 and 2015, respectively.
The tax benefit related to the share-based compensation expense for the years ended December 31, 2017, 2016 and 2015 was $3.3 million, $3.9 million and $3.2 million, respectively.
As of December 31, 2017, there was $13.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) per Share
The following table presents the computation of earnings (loss) per share for the years ended December 31, 2017, 2016 and 2015:

(In thousands, except per share data)	Years Ended December 31,
	2017	2016	2015
NUMERATOR:
Net income (loss) attributable to the Company – common shares	$(644,348)	$135,070	$(83,344)

DENOMINATOR:
Weighted average common shares outstanding – basic	361,141	360,294	359,508
Stock options and restricted stock(1):	—	1,318
Weighted average common shares outstanding – diluted	361,141	361,612	359,508

Net income (loss) attributable to the Company per common share:
Basic	$(1.78)	$0.37	$(0.23)
Diluted	$(1.78)	$0.37	$(0.23)

(1)
8.0 million, 5.6 million and 8.1 million stock options and restricted shares were outstanding at December 31, 2017, 2016 and 2015, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 10 – EMPLOYEE STOCK AND SAVINGS PLANS
The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by iHeartCommunications for the purpose of providing retirement benefits for substantially all employees.  Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions to these plans of $2.2 million, $2.3 million and $2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.
In addition, employees in the Company’s International markets participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by iHeartCommunications.  Contributions to these plans of $13.1 million, $15.1 million and $13.6 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.
Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by iHeartCommunications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of iHeartCommunications and iHeartCommunications retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan.  There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of iHeartCommunications.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — OTHER INFORMATION
The following table discloses the components of “Other income (expense)” for the years ended December 31, 2017, 2016 and 2015, respectively:

(In thousands)	Years Ended December 31,
	2017	2016	2015
Foreign exchange loss	$29,563	$(69,599)	$14,790
Other	237	(1,083)	(2,403)
Total other income (expense) — net	$29,800	$(70,682)	$12,387
For the years ended December 31, 2017, 2016 and 2015 the total increase (decrease) in other comprehensive income (loss) related to the impact of pensions on deferred income tax liabilities were $(0.3) million, ($1.0) million and $1.6 million, respectively.
The following table discloses the components of “Other current assets” as of December 31, 2017 and 2016, respectively:

(In thousands)	As of December 31,
	2017	2016
Inventory	$21,940	$21,190
Deposits	1,720	1,445
Other receivables	4,906	9,302
Restricted cash	26,096	680
Other	4,052	6,582
Total other current assets	$58,714	$39,199
During 2017, CCOH established a separate bi-lateral letter of credit facility to issue additional letters of credit to be supported by cash collateral posted by the Company.  As of December 31, 2017, the amount of letters of credit issued under this facility totaled $24.7 million and was backed by cash collateral of $25.4 million, which is classified as Restricted cash.
The following table discloses the components of “Other assets” as of December 31, 2017 and 2016, respectively:

(In thousands)	As of December 31,
	2017	2016
Investments	$10,042	$10,183
Deposits	23,096	19,318
Prepaid expenses	60,294	61,814
Restricted cash	18,095	20,474
Other	13,007	10,224
Total other assets	$124,534	$122,013

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table discloses the components of “Other long-term liabilities” as of December 31, 2017 and 2016, respectively:

(In thousands)	As of December 31,
	2017	2016
Unrecognized tax benefits	$20,044	$21,306
Asset retirement obligation	44,779	39,451
Deferred income	7,257	2,649
Deferred rent	105,324	101,673
Employee related liabilities	52,212	55,460
Other	54,353	41,392
Total other long-term liabilities	$283,969	$261,931
The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2017 and 2016, respectively:

(In thousands)	As of December 31,
	2017	2016
Cumulative currency translation adjustments and other	$(341,267)	$(387,821)
Cumulative unrealized gain on securities	1,173	1,588
Total accumulated other comprehensive loss	$(340,094)	$(386,233)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Revenue	$544,280	$588,836	$671,588	$706,800	$644,430	$667,255	$728,404	$716,931
Operating expenses:
Direct operating expenses	329,212	342,260	352,017	361,987	357,946	361,660	370,592	352,412
Selling, general and administrative expenses	115,941	126,801	126,117	135,567	128,539	126,164	128,616	126,889
Corporate expenses	34,540	28,224	35,340	29,673	35,333	28,103	38,465	31,436
Depreciation and amortization	77,494	85,395	78,290	86,974	81,096	85,780	89,111	85,975
Impairment charges	—	—	—	—	1,591	7,274	2,568	—
Other operating income (expense), net	32,611	284,774	7,829	(59,384)	(11,783)	1,095	(2,266)	128,203
Operating income	19,704	290,930	87,653	33,215	28,142	59,369	96,786	248,422
Interest expense	92,633	93,873	94,702	94,714	95,467	93,313	96,899	93,129
Interest income on Due from iHeartCommunications	14,807	12,713	15,383	11,291	17,087	12,429	21,594	13,876
Loss on Due from iHeartCommunications	—	—	—	—	—	—	(855,648)	—
Gain (loss) on investments, net	(125)	—	(135)	—	(532)	—	(253)	531
Equity in earnings (loss) of nonconsolidated affiliates	(472)	(415)	271	(232)	(628)	(727)	(161)	(315)
Other income (expense), net	3,992	(5,803)	8,908	(33,871)	9,696	(6,524)	7,204	(24,484)
Income (loss) before income taxes	(54,727)	203,552	17,378	(84,311)	(41,702)	(28,766)	(827,377)	144,901
Income tax benefit (expense)	21,837	(62,917)	(18,390)	21,719	(16,347)	3,619	293,118	(39,920)
Consolidated net income (loss)	(32,890)	140,635	(1,012)	(62,592)	(58,049)	(25,147)	(534,259)	104,981
Less amount attributable to noncontrolling interest	(2,086)	976	6,473	7,822	6,159	7,329	7,592	6,680
Net income (loss) attributable to the Company	$(30,804)	$139,659	$(7,485)	$(70,414)	$(64,208)	$(32,476)	$(541,851)	$98,301
Net income (loss) per common share:
Basic	$(0.09)	$0.39	$(0.02)	$(0.20)	$(0.18)	$(0.09)	$(1.50)	$0.27
Diluted	$(0.09)	$0.39	$(0.02)	$(0.20)	$(0.18)	$(0.09)	$(1.50)	$0.27

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – SEGMENT DATA
The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International.  The Americas segment consists of operations primarily in the United States, and the International segment primarily includes operations in Europe, Asia and Latin America. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays.  Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions.  Share-based payments are recorded in corporate expenses.
During the first quarter of 2018, the Company revised its segment reporting, as discussed in Note 1.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the Company’s reportable segment results for the years ended December 31, 2017, 2016 and 2015:

(In thousands)	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2017
Revenue	$1,161,059	$1,427,643	$—	$2,588,702
Direct operating expenses	527,536	882,231	—	1,409,767
Selling, general and administrative expenses	197,390	301,823	—	499,213
Corporate expenses	—	—	143,678	143,678
Depreciation and amortization	179,119	141,812	5,060	325,991
Impairment charges	—	—	4,159	4,159
Other operating income, net	—	—	26,391	26,391
Operating income (loss)	$257,014	$101,777	$(126,506)	$232,285
Segment assets	$2,850,303	$1,568,388	$252,091	$4,670,782
Capital expenditures	$70,936	$150,036	$3,266	$224,238
Share-based compensation expense	$—	$—	$9,590	$9,590

Year Ended December 31, 2016
Revenue	$1,187,180	$1,492,642	$—	$2,679,822
Direct operating expenses	528,769	889,550	—	1,418,319
Selling, general and administrative expenses	203,427	311,994	—	515,421
Corporate expenses	—	—	117,436	117,436
Depreciation and amortization	175,438	162,974	5,712	344,124
Impairment charges	—	—	7,274	7,274
Other operating income, net	—	—	354,688	354,688
Operating income	$279,546	$128,124	$224,266	$631,936
Segment assets	$3,046,369	$1,460,884	$1,201,117	$5,708,370
Capital expenditures	$78,289	$146,900	$4,583	$229,772
Share-based compensation expense	$—	$—	$10,291	$10,291

Year Ended December 31, 2015
Revenue	$1,265,267	$1,540,937	$—	$2,806,204
Direct operating expenses	558,357	927,478	—	1,485,835
Selling, general and administrative expenses	211,329	316,492	—	527,821
Corporate expenses	—	—	116,523	116,523
Depreciation and amortization	193,775	176,799	5,388	375,962
Impairment charges	—	—	21,631	21,631
Other operating expense, net	—	—	(4,824)	(4,824)
Operating income (loss)	$301,806	$120,168	$(148,366)	$273,608

Segment assets	$3,444,922	$1,685,190	$1,165,863	$6,295,975
Capital expenditures	$71,404	$143,315	$3,613	$218,332
Share-based compensation expense	—	—	$8,502	$8,502
Revenue of $1.5 billion, $1.5 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Revenue of $0.3 billion, $0.3 billion and $0.3 billion derived from France are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Revenue of $1.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

billion, $1.1 billion and $1.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015.
Identifiable long-lived assets of $0.6 billion, $0.5 billion and $0.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.3 billion, $0.2 billion and $0.2 billion derived from China are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.8 billion, $0.9 billion and $1.0 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – GUARANTOR SUBSIDIARIES
The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of Clear Channel Worldwide Holdings, Inc. ("CCWH" or the “Subsidiary Issuer”).  The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2017
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	2,212	—	22,841	119,066	—	$144,119
Accounts receivable, net of allowance	—	—	192,493	466,970	—	659,463
Intercompany receivables	—	785,075	2,924,888	88,053	(3,798,016)	—
Prepaid expenses	291	3,433	50,028	58,124	—	111,876
Other current assets	25,441	—	2,552	30,721	—	58,714
Total Current Assets	27,944	788,508	3,192,802	762,934	(3,798,016)	974,172
Structures, net	—	—	675,443	505,439	—	1,180,882
Other property, plant and equipment, net	—	—	119,856	94,291	—	214,147
Indefinite-lived intangibles	—	—	977,152	—	—	977,152
Other intangibles, net	—	—	248,674	25,188	—	273,862
Goodwill	—	—	507,820	206,223	—	714,043
Due from iHeartCommunications	211,990	—	—	—	—	211,990
Intercompany notes receivable	182,026	5,087,742	12,437	16,273	(5,298,478)	—
Other assets	431,671	94,543	1,343,032	70,897	(1,815,609)	124,534
Total Assets	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

Accounts payable	$—	$—	$7,592	$80,368	$—	$87,960
Intercompany payable	2,924,888	—	873,128	—	(3,798,016)	—
Accrued expenses	1,167	(1,315)	91,325	418,624	—	509,801
Deferred income	—	—	25,278	33,900	—	59,178
Current portion of long-term debt	—	—	115	458	—	573
Total Current Liabilities	2,926,055	(1,315)	997,438	533,350	(3,798,016)	657,512
Long-term debt	—	4,895,104	1,820	369,229	—	5,266,153
Intercompany notes payable	—	16,273	5,046,119	236,086	(5,298,478)	—
Deferred tax liability	(93,111)	853	466,827	(53,127)	—	321,442
Other long-term liabilities	1,157	—	140,272	142,540	—	283,969
Total stockholders' equity (deficit)	(1,980,470)	1,059,878	424,740	453,167	(1,815,609)	(1,858,294)
Total Liabilities and Stockholders' Equity	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	December 31, 2016
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$300,285	$—	$61,542	$169,710	$—	$531,537
Accounts receivable, net of allowance	—	—	193,474	399,596	—	593,070
Intercompany receivables	—	687,043	2,694,094	99,431	(3,480,568)	—
Prepaid expenses	1,363	3,433	51,751	55,022	—	111,569
Assets held for sale	—	—	55,602	—	—	55,602
Other current assets	—	—	6,873	32,326	—	39,199
Total Current Assets	301,648	690,476	3,063,336	756,085	(3,480,568)	1,330,977
Structures, net	—	—	746,877	449,799	—	1,196,676
Other property, plant and equipment, net	—	—	124,138	92,019	—	216,157
Indefinite-lived intangibles	—	—	951,439	9,527	—	960,966
Other intangibles, net	—	—	259,915	39,702	—	299,617
Goodwill	—	—	505,478	190,785	—	696,263
Due from iHeartCommunications	885,701	—	—	—	—	885,701
Intercompany notes receivable	182,026	4,887,354	—	—	(5,069,380)	—
Other assets	271,169	407,984	1,334,739	65,589	(1,957,468)	122,013
Total Assets	$1,640,544	$5,985,814	$6,985,922	$1,603,506	$(10,507,416)	$5,708,370

Accounts payable	$—	$—	$14,897	$71,973	$—	$86,870
Intercompany payable	2,694,094	—	786,474	—	(3,480,568)	—
Accrued expenses	2,223	58,652	35,509	384,488	—	480,872
Deferred income	—	—	33,471	33,534	—	67,005
Current portion of long-term debt	—	—	89	6,882	—	6,971
Total Current Liabilities	2,696,317	58,652	870,440	496,877	(3,480,568)	641,718
Long-term debt	—	4,886,318	1,711	221,991	—	5,110,020
Intercompany notes payable	—	5,000	5,027,681	36,699	(5,069,380)	—
Deferred tax liability	772	1,367	685,780	(45,906)	—	642,013
Other long-term liabilities	1,055	—	135,094	125,782	—	261,931
Total stockholders' equity (deficit)	(1,057,600)	1,034,477	265,216	768,063	(1,957,468)	(947,312)
Total Liabilities and Stockholders' Equity	$1,640,544	$5,985,814	$6,985,922	$1,603,506	$(10,507,416)	$5,708,370

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2017
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,137,003	$1,451,699	$—	$2,588,702
Operating expenses:
Direct operating expenses	—	—	510,271	899,496	—	1,409,767
Selling, general and administrative expenses	—	—	192,452	306,761	—	499,213
Corporate expenses	14,660	—	93,232	35,786	—	143,678
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Impairment charges	—	—	—	4,159	—	4,159
Other operating income (expense), net	(406)	—	34,943	(8,146)	—	26,391
Operating income (loss)	(15,066)	—	194,085	53,266	—	232,285
Interest (income) expense, net	(414)	353,082	(205)	27,238	—	379,701
Interest income on Due from iHeartCommunications	68,871	—	—	—	—	68,871
Intercompany interest income	16,349	339,925	69,424	184	(425,882)	—
Intercompany interest expense	68,871	406	356,458	147	(425,882)	—
Loss on Due from iHeartCommunications	(855,648)	—	—	—	—	(855,648)
Loss on investments, net	—	—	—	(1,045)	—	(1,045)
Equity in earnings (loss) of nonconsolidated affiliates	114,363	117	(22,754)	(1,981)	(90,735)	(990)
Other income, net	3,167	—	11,232	15,401	—	29,800
Income (loss) before income taxes	(736,421)	(13,446)	(104,266)	38,440	(90,735)	(906,428)
Income tax benefit (expense)	92,073	2,405	218,629	(32,889)	—	280,218
Consolidated net income (loss)	(644,348)	(11,041)	114,363	5,551	(90,735)	(626,210)
Less amount attributable to noncontrolling interest	—	—	—	18,138	—	18,138
Net income (loss) attributable to the Company	$(644,348)	$(11,041)	$114,363	$(12,587)	$(90,735)	$(644,348)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	235	43,106	—	43,341
Unrealized holding loss on marketable securities	—	—	—	(414)	—	(414)
Other adjustments to comprehensive income (loss)	—	—	—	6,720	—	6,720
Reclassification adjustments	—	—	—	5,441	—	5,441
Equity in subsidiary comprehensive income	46,139	36,442	45,904	—	(128,485)	—
Comprehensive income (loss)	(598,209)	25,401	160,502	42,266	(219,220)	(589,260)
Less amount attributable to noncontrolling interest	—	—	—	8,949	—	8,949
Comprehensive income (loss) attributable to the Company	$(598,209)	$25,401	$160,502	$33,317	$(219,220)	$(598,209)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2016
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,144,445	$1,535,377	$—	$2,679,822
Operating expenses:
Direct operating expenses	—	—	497,634	920,685	—	1,418,319
Selling, general and administrative expenses	—	—	196,006	319,415	—	515,421
Corporate expenses	13,157	—	61,926	42,353	—	117,436
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Impairment charges	—	—	—	7,274	—	7,274
Other operating income (expense), net	(427)	—	291,717	63,398	—	354,688
Operating income (loss)	(13,584)	—	502,678	142,842	—	631,936
Interest (income) expense, net	(1,195)	353,447	721	22,056	—	375,029
Interest income on Due from iHeartCommunications	50,309	—	—	—	—	50,309
Intercompany interest income	16,142	341,472	52,103	—	(409,717)	—
Intercompany interest expense	50,309	15	357,614	1,779	(409,717)	—
Gain (loss) on investments, net	—	—	(250)	781	—	531
Equity in earnings (loss) of nonconsolidated affiliates	130,558	38,440	(25,902)	(2,837)	(141,948)	(1,689)
Other income (expense), net	3,429	—	(6,376)	(67,735)	—	(70,682)
Income before income taxes	137,740	26,450	163,918	49,216	(141,948)	235,376
Income tax benefit (expense)	(2,670)	(55,574)	(33,360)	14,105	—	(77,499)
Consolidated net income (loss)	135,070	(29,124)	130,558	63,321	(141,948)	157,877
Less amount attributable to noncontrolling interest	—	—	—	22,807	—	22,807
Net income (loss) attributable to the Company	$135,070	$(29,124)	$130,558	$40,514	$(141,948)	$135,070
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(8,000)	31,357	—	23,357
Unrealized holding loss on marketable securities	—	—	—	(576)	—	(576)
Other adjustments to comprehensive loss	—	—	—	(11,814)	—	(11,814)
Reclassification adjustments	—	—	—	46,730	—	46,730
Equity in subsidiary comprehensive income	65,735	67,318	73,735	—	(206,788)	—
Comprehensive income	200,805	38,194	196,293	106,211	(348,736)	192,767
Less amount attributable to noncontrolling interest	—	—	—	(8,038)	—	(8,038)
Comprehensive income attributable to the Company	$200,805	$38,194	$196,293	$114,249	$(348,736)	$200,805

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2015
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,193,320	$1,612,884	$—	$2,806,204
Operating expenses:
Direct operating expenses	—	—	507,729	978,106	—	1,485,835
Selling, general and administrative expenses	—	—	199,769	328,052	—	527,821
Corporate expenses	13,049	—	58,719	44,755	—	116,523
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Impairment charges	—	—	21,631	—	—	21,631
Other operating income (expense), net	(458)	—	(7,732)	3,366	—	(4,824)
Operating income (loss)	(13,507)	—	202,849	84,266	—	273,608
Interest expense, net	2	352,329	1,630	1,956	—	355,917
Interest income on Due from iHeartCommunications	61,439	—	—	—	—	61,439
Intercompany interest income	16,068	340,457	62,002	—	(418,527)	—
Intercompany interest expense	61,439	—	356,525	563	(418,527)	—
Equity in earnings (loss) of nonconsolidated affiliates	(63,290)	23,020	18,246	(1,935)	23,670	(289)
Other income, net	2,915	3,440	20,318	10,289	(24,575)	12,387
Income (loss) before income taxes	(57,816)	14,588	(54,740)	90,101	(905)	(8,772)
Income tax expense	(953)	(575)	(8,550)	(39,865)	—	(49,943)
Consolidated net income (loss)	(58,769)	14,013	(63,290)	50,236	(905)	(58,715)
Less amount attributable to noncontrolling interest				24,629		24,629
Net income (loss) attributable to the Company	$(58,769)	$14,013	$(63,290)	$25,607	$(905)	$(83,344)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	(3,440)	(16,605)	(92,737)	—	(112,782)
Unrealized holding gain on marketable securities	—	—	—	553	—	553
Other adjustments to comprehensive loss	—	—	—	(10,266)	—	(10,266)
Reclassification adjustments	—	—	—	808	—	808
Equity in subsidiary comprehensive loss	(110,802)	(62,189)	(90,927)	—	263,918	—
Comprehensive loss	(169,571)	(51,616)	(170,822)	(76,035)	263,013	(205,031)
Less amount attributable to noncontrolling interest	—	—	—	(10,885)	—	(10,885)
Comprehensive loss attributable to the Company	$(169,571)	$(51,616)	$(170,822)	$(65,150)	$263,013	$(194,146)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2017
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(644,348)	$(11,041)	$114,363	$5,551	$(90,735)	$(626,210)
Reconciling items:
Impairment charges	—	—	—	4,159	—	4,159
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Deferred taxes	(93,882)	(514)	(218,955)	2,266	—	(311,085)
Provision for doubtful accounts	—	—	10,083	(3,343)	—	6,740
Amortization of deferred financing charges and note discounts, net	—	8,786	—	1,741	—	10,527
Share-based compensation	—	—	6,432	3,158	—	9,590
(Gain) loss on disposal of operating assets, net	—	—	(35,020)	5,673	—	(29,347)
Loss on Due from iHeartCommunications	855,648	—	—	—	—	855,648
Loss on investments, net	—	—	—	1,045	—	1,045
Equity in (earnings) loss of nonconsolidated affiliates	(114,363)	(117)	22,754	1,981	90,735	990
Foreign exchange transaction gain	—	—	(27)	(29,536)	—	(29,563)
Other reconciling items, net	—	—	(3,423)	(1,287)	—	(4,710)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(9,104)	(30,686)	—	(39,790)
Decrease in prepaids and other current assets	1,072	—	2,410	6,126	—	9,608
Increase (decrease) in accrued expenses	(436)	(59,968)	56,926	(3,838)	—	(7,316)
Increase (decrease) in accounts payable	—	—	(7,305)	3,179	—	(4,126)
Increase (decrease) in accrued interest	—	—	(77)	508	—	431
Decrease in deferred income	—	—	(8,401)	(4,872)	—	(13,273)
Changes in other operating assets and liabilities	—	—	(3,067)	3,876	—	809
Net cash provided by (used for) operating activities	$3,691	$(62,854)	$109,495	$109,786	$—	$160,118
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(73,641)	(150,597)	—	(224,238)
Proceeds from disposal of assets	—	—	55,747	16,302	—	72,049
Purchases of other operating assets	—	—	(757)	(80)	—	(837)
(Increase) decrease in intercompany notes receivable, net	—	149,612	11	(11,284)	(138,339)	—
Dividends from subsidiaries	—	—	10,710	—	(10,710)	—
Change in other, net	—	—	(5)	(1,491)	—	(1,496)
Net cash provided by (used for) investing activities	$—	$149,612	$(7,935)	$(147,150)	$(149,049)	$(154,522)
Cash flows from financing activities:
Payments on credit facilities	—	—	—	(909)	—	(909)
Proceeds from long-term debt	—	—	—	156,000	—	156,000
Payments on long-term debt	—	—	(100)	(648)	—	(748)
Net transfers to iHeartCommunications	(181,939)	—	—	—	—	(181,939)
Dividends and other payments to noncontrolling interests	—	—	—	(12,010)	—	(12,010)
Dividends paid	(332,824)	—	—	(10,710)	10,710	(332,824)
Increase (decrease) in intercompany notes payable, net	—	11,273	—	(149,612)	138,339	—
Intercompany funding	239,908	(98,031)	(140,160)	(1,717)	—	—
Change in other, net	(1,468)	—	(1)	(5,614)	—	(7,083)
Net cash used for financing activities	(276,323)	(86,758)	(140,261)	(25,220)	149,049	(379,513)
Effect of exchange rate changes on cash	—	—	—	9,536	—	9,536
Net decrease in cash and cash equivalents	(272,632)	—	(38,701)	(53,048)	—	(364,381)
Cash and cash equivalents at beginning of year	300,285	—	61,542	190,864	—	552,691
Cash and cash equivalents at end of year	$27,653	$—	$22,841	$137,816	$—	$188,310

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2016
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$135,070	$(29,124)	$130,558	$63,321	$(141,948)	$157,877
Reconciling items:
Impairment charges	—	—	—	7,274	—	7,274
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Deferred taxes	—	—	88,083	(56,058)	—	32,025
Provision for doubtful accounts	—	—	5,565	5,094	—	10,659
Amortization of deferred financing charges and note discounts, net	—	8,741	—	1,831	—	10,572
Share-based compensation	—	—	5,658	4,633	—	10,291
Gain on sale of operating and fixed assets	—	—	(293,802)	(69,683)	—	(363,485)
(Gain) loss on investments, net	—	—	250	(781)	—	(531)
Equity in (earnings) loss of nonconsolidated affiliates	(130,558)	(38,440)	25,902	2,837	141,948	1,689
Foreign exchange transaction loss	—	—	22,874	46,725	—	69,599
Other reconciling items, net	—	—	1,256	(1,391)	—	(135)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	13,660	16,648	—	30,308
(Increase) decrease in prepaids and other current assets	60	—	5,662	(21,661)		(15,939)
Increase (decrease) in accrued expenses	(227)	59,359	(70,834)	37,220	—	25,518
Increase (decrease) in accounts payable	—	—	2,764	(6,561)	—	(3,797)
Increase (decrease) in accrued interest	—	—	(571)	765	—	194
Decrease in deferred income	—	—	(5,265)	(12,854)	—	(18,119)
Changes in other operating assets and liabilities	—	—	9,846	540	—	10,386
Net cash provided by operating activities	$4,345	$536	$119,524	$184,105	$—	$308,510
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(77,034)	(152,738)	—	(229,772)
Proceeds from disposal of assets	—	—	358,906	449,288	—	808,194
Purchases of other operating assets	—	—	(1,689)	(555)	—	(2,244)
Decrease in intercompany notes receivable, net	—	220,038	—	—	(220,038)	—
Dividends from subsidiaries	—	—	235,467	—	(235,467)	—
Change in other, net	—	(79)	—	(2,098)	79	(2,098)
Net cash provided by investing activities	$—	$219,959	$515,650	$293,897	$(455,426)	$574,080
Cash flows from financing activities:
Payments on credit facilities	—	—	—	(2,100)	—	(2,100)
Proceeds from long-term debt	—	—	801	6,055	—	6,856
Payments on long-term debt	—	—	(79)	(2,255)	—	(2,334)
Net transfers to iHeartCommunications	45,099	—	—	—	—	45,099
Dividends and other payments to noncontrolling interests	—	—	—	(16,917)	—	(16,917)
Dividends paid	(755,538)	—	(913)	(234,554)	235,467	(755,538)
Increase (decrease) in intercompany notes payable, net	—	5,000	(3,604)	(221,434)	220,038	—
Intercompany funding	789,044	(225,495)	(588,292)	24,743	—	—
Change in other, net	(1,366)	—	—	(120)	(79)	(1,565)
Net cash provided by (used for) financing activities	77,239	(220,495)	(592,087)	(446,582)	455,426	(726,499)
Effect of exchange rate changes on cash	—	—	—	(5,330)	—	(5,330)
Net increase in cash and cash equivalents	81,584	—	43,087	26,090	—	150,761
Cash and cash equivalents at beginning of year	218,701	—	18,455	164,774	—	401,930
Cash and cash equivalents at end of year	$300,285	$—	$61,542	$190,864	$—	$552,691

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2015
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(58,769)	$14,013	$(63,290)	$50,236	$(905)	$(58,715)
Reconciling items:
Impairment charges	—	—	21,631	—	—	21,631
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Deferred taxes	—	1,282	7,305	(2,685)	—	5,902
Provision for doubtful accounts	—	—	5,398	7,986	—	13,384
Amortization of deferred financing charges and note discounts, net	—	7,468	1,230	72	—	8,770
Share-based compensation	—	—	5,855	2,647	—	8,502
Gain on sale of operating and fixed assets	—	—	(1,235)	(4,233)	—	(5,468)
Equity in (earnings) loss of nonconsolidated affiliates	63,290	(23,020)	(18,246)	1,935	(23,670)	289
Foreign exchange transaction gain	—	(3,440)	(11)	(11,339)	—	(14,790)
Other reconciling items, net	—	—	1,350	—	—	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(12,878)	(44,702)	—	(57,580)
(Increase) decrease in prepaids and other current assets	(124)	(3,433)	4,664	(8,685)	—	(7,578)
Increase (decrease) in accrued expenses	486	(983)	5,476	(1,362)	—	3,617
Increase (decrease) in accounts payable	—	—	(15,742)	21,472	19,960	25,690
Increase (decrease) in accrued interest	—	(3,199)	15	(888)	—	(4,072)
Increase (decrease) in deferred income	—	—	(6,879)	9,428	—	2,549
Changes in other operating assets and liabilities	—	—	(17,114)	(3,644)	—	(20,758)
Net cash provided by (used by) operating activities	4,883	(11,312)	112,420	197,309	(4,615)	298,685
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(72,374)	(145,958)	—	(218,332)
Proceeds from disposal of assets	—	—	4,626	6,638	—	11,264
Purchases of other operating assets	—	—	(23,042)	(598)	—	(23,640)
Decrease in intercompany notes receivable, net	—	70,125	—	—	(70,125)	—
Dividends from subsidiaries	—	157,570	—	—	(157,570)	—
Change in other, net	—	(8,606)	(909)	(27,015)	9,513	(27,017)
Net cash provided by (used by) investing activities	—	219,089	(91,699)	(166,933)	(218,182)	(257,725)
Cash flows from financing activities:
Payments on credit facilities	—	—	—	(3,849)	—	(3,849)
Proceeds from long-term debt	—	—	—	222,777	—	222,777
Payments on long-term debt	—	—	(56)	—	—	(56)
Net transfer to iHeartCommunications	17,007	—	—	—	—	17,007
Dividends and other payments to noncontrolling interests	—	—	—	(30,870)	—	(30,870)
Dividends paid	—	—	—	(182,145)	182,145	—
Decrease in intercompany notes payable, net	—	—	(4,625)	(65,500)	70,125	—
Intercompany funding	193,021	(207,777)	2,415	12,341	—	—
Change in other, net	2,885	—	—	673	(9,513)	(5,955)
Net cash provided by (used by) financing activities	212,913	(207,777)	(2,266)	(46,573)	242,757	199,054
Effect of exchange rate changes on cash	—	—	—	(13,231)	—	(13,231)
Net increase (decrease) in cash and cash equivalents	217,796	—	18,455	(29,428)	19,960	226,783
Cash and cash equivalents at beginning of year	905	—	—	194,202	(19,960)	175,147
Cash and cash equivalents at end of year	$218,701	$—	$18,455	$164,774	$—	$401,930